12401 South 450 East	Avenida 16 de Julio No.1525	Jaimes Freire, 4 Norte
Building D1	Edificio Mutual La Paz Penthouse	Calle Las Jardineras #16
Salt Lake City, Utah 84020	Casilla 14888 La Paz, Bolivia	Santa Cruz de la Sierra, Bolivia
(801) 619-9320 Office	(591-2) 233-0033 Oficina	(591-3)312-1148 Oficina
(801) 619-1747 Fax	(591-2) 233-2552 Fax	(591-3)312-1149 Fax
goldeneagleinc@earthlink.net	oficinas.ejecutivas@acslp.org	info@geii.com

FOR IMMEDIATE RELEASE

CONTACT: Sabrina Martinez in Investor Relations: (801) 619-9320

Golden Eagle Appoints Experienced
Mining Professional to Board of Directors

Bolivia Returns to Tranquility after New President Sworn In

SALT LAKE CITY, UTAH—(BUSINESSWIRE) — June 14, 2005 — Golden Eagle International, Inc. (MYNG, OTCBB) announced today that its Board of Directors has appointed H. Roy Shipes, 63, as a member of the Board.

            Mr.Shipes has thirty years of mining experience in senior positions in base and precious metals production, engineering and project development management around the world. He has extensive experience in acquisition and development of projects in Bolivia, the United States, Canada, Ireland, Papua New Guinea, Australia, Honduras, Mexico, Venezuela and Peru.

        “Roy Shipes brings a wealth of operational and financing experience to our company at a critical time in the development of our Buen Futuro gold and copper project in Bolivia,” stated Terry C. Turner, Golden Eagle CEO. “He is a mining professional of international stature and he has broad experience in South America and Bolivia in particular. He already possesses a thorough understanding of the Buen Futuro project, and has begun work for us immediately. We could not have asked for a more relevant set of skills and experience in a professional, and we are extremely lucky to have him on our Board.”

            Mr.Shipes remarked, “I am excited to work on Golden Eagle’s Board and help bring into production the Buen Futuro gold and copper project. I have watched the development of the Buen Futuro project since its inception and have reviewed all of the supporting documentation on the ore deposit. I believe that current reserves are only the tip of the iceberg in the Ascension Gold-Copper Trend. I am very pleased to be involved with a project and company with such potential.”

            Mr.Shipes worked as a smelter engineer and operation foreman for Phelps Dodge Corporation from 1972 to 1975. He was vice president and general manager of operations for Southern Peru Copper Corporation, one of the largest copper producers in the world, between 1975 and 1985. He was the CEO and general manager of Ok Tedi Mining Ltd. in Papua New Guinea between 1985 and 1987, where he developed one of the largest copper mines in the world without outside contractors, saving shareholders over $500 million. Between 1987 to the present, Mr. Shipes founded and operated seven mining and mine services companies, including American Pacific Mining Company, AmPac Mining Southwest, Arimetco International, Suramco Metals, Transoceanic Trading Company, Western Gold Resources and Western Chemicals. All of these companies have been sold successfully to other mining interests. He also founded Western States Engineering to develop various mining projects and Western Capital Group to fund those projects. Currently, Mr. Shipes is CEO, president and chairman of the board of Atlas Precious Metals, Inc. and American International Trading Company, Inc. Both of those companies have extensive operations in Bolivia, including tin, lead, zinc, silver and smelter operations.

        In addition, Atlas Precious Metals, Inc. and various employees of Western States Engineering are owners of Golden Eagle’s common stock. Atlas holds 50 million common shares as a result of the Gold Bar mill and plant acquisition. Employees of Western States hold approximately 10 million shares, and are entitled by contract to an additional 10 million shares, for engineering services associated with the dismantling and re-erection of the Gold Bar mill and plant.

        Golden Eagle notes that the country of Bolivia is returning to tranquility after the swearing in on Thursday, June 9, 2005 of its new president, Eduardo Rodriquez. President Rodriquez has called for general elections, perhaps as early as December of 2005.

        “While we experienced some minor inconveniences during the recent social upheaval, things are very calm now,” stated Mac Delozier, Golden Eagle’s VP for Bolivian Administration. “The information circulating in Bolivia indicates that all of the political interests are now focused on working toward permanent solutions that will benefit the nation as a whole and foreign investment specifically.”

        Golden Eagle also announced that Ronald L Atwood, Ph.D., resigned June 8, 2005 as a Director and as the company’s Chief Operating Officer due to the company’s inability to meet some of its contractual commitments to him. The company thanks Dr. Atwood for his long and valuable service.

        Eagle E-mail Alerts: If you are interested in receiving Eagle E-mail Alerts, please e-mail the company at: eaglealert@geii.com.

        Golden Eagle International, Inc. is a gold and copper exploration and mining company located in Salt Lake City, Utah; and La Paz and Santa Cruz, Bolivia. The company is currently focusing its efforts on developing its mining rights on its Buen Futuro project within its 136,500 acres (213 square miles) in eastern Bolivia’s Precambrian Shield.

        The company highly recommends that you review its disclosures, risk statements, previous press releases, annual reports, quarterly reports and current reports found at its website: www.geii.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and as such are based on an assumed set of economic conditions and courses of action. These include the ability of Golden Eagle to obtain the necessary financing on reasonable terms, estimates of mineral reserves and future production levels, expectations regarding mine production costs, expected trends in mineral prices, and statements that describe Golden Eagle’s future plans, objectives or goals. There is a significant risk that actual results will vary, perhaps materially, from results projected depending on such factors as changes in general economic conditions and financial markets, changes in prices for gold and copper, technological and operational hazards in Golden Eagle’s mining and mine development activities, uncertainties inherent in the calculation of mineral reserves, mineral resources and metal recoveries, the timing and availability of financing, governmental and other approvals and other risk factors listed from time-to-time in Golden Eagle’s Form 10-K and its other reports filed with the Securities and Exchange Commission. Golden Eagle disclaims any responsibility to update forward-looking statements made herein.

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